Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
XPO Logistics, Inc.:
We consent to the use of our report dated February 23, 2015, with respect to the consolidated balance sheets of Con-way Inc. as of December 31, 2014 and 2013, and the related statements of consolidated income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Charlotte, North Carolina
July 6, 2016